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                   CERTIFICATE OF CORRECTION FILED TO CORRECT
          CERTAIN ERRORS IN THE CERTIFICATE OF DESIGNATION OF SERIES A
                EXCHANGEABLE PREFERRED STOCK OF NAM CORPORATION
                  FILED IN THE OFFICE OF THE SECRETARY OF STATE
                        OF DELAWARE ON FEBRUARY 15, 2000.


         NAM Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

         DOES HEREBY CERTIFY:

         1. The name of the corporation is NAM Corporation.

         2. That a Certificate of Designation of Series A Exchangeable Preferred Stock of NAM Corporation was filed in the Office of the Secretary of State of Delaware on February 15, 2000 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

         3. The inaccuracies or defects of said Certificate to be corrected are as follows:

                (1)  Section 4(b) is deleted in its entirety.

                (2)  Section 4(c) is renumbered as Section 4(b).

                (3)  The following portion of Section 5(a) is deleted:

            "or if the Corporation does not have registered shares of Common Stock available with which to honor Exchanges,"

                (4)  The following portion of Section 5(d)(ii) is deleted:

            "If any third party who is not and has never been an Affiliate (as defined in Rule 405 under the Securities Act of 1933, as amended) of the holder obtains a judgment or any injunctive relief from any court or public or governmental authority which denies, enjoins, limits, modifies, delays or disputes the right of the holder hereof to effect the exchange of the Series A Exchangeable Preferred Stock into Common Shares, then the holder shall also have the right, by written notice to the Corporation, to require the Corporation to promptly redeem the Series A Exchangeable Preferred Stock for cash at a redemption price equal to one hundred twenty five percent (125%) of the Stated Value thereof (the "Mandatory Purchase Amount")."


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         IN WITNESS WHEREOF, said NAM Corporation has caused this Certificate to be signed by Roy Israel, its Chief Executive Officer and President, and attested by Carla Israel, its Secretary, this 18th day of April, 2000.

                                               By: /s/ Roy Israel
                                                   -----------------------------
                                                   Roy Israel, CEO and President

ATTEST:


By:  /s/ Carla Israel
     -----------------------
     Carla Israel, Secretary